Exhibit 99.4

NOTICE TO CLIENTS

relating to

HAWK CORPORATION
Offer to Exchange $110,000,000
8 3/4% Senior Exchange Notes Due 2014
for all outstanding
8 3/4% Senior Notes Due 2014

Pursuant to the Prospectus dated [                            ]

The Exchange Offer will expire at 5:00 p.m., New York City time, on [                    ], unless extended. Holders who wish to participate in the Exchange Offer must tender their 8 3/4% Senior Notes Due 2014 pursuant to the Exchange Offer on or prior to the expiration date. Tenders of Old Notes may be withdrawn at any time before the expiration date.

To Our Clients:

      Enclosed for your consideration is a Prospectus dated [                    ], as may be amended, supplemented or modified from time to time, and accompanying Letter of Transmittal relating to the offer by Hawk Corporation to exchange $110,000,000 8 3/4% Senior Exchange Notes due 2014, or the New Notes, for all issued and outstanding 8 3/4% Senior Notes due 2014, or the Old Notes.

      This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of your Old Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the exchange offer. Any Old Notes tendered pursuant to the exchange offer may be withdrawn prior to the expiration date.

      Your attention is invited to the following:

1. The exchange offer is for all issued and outstanding Old Notes.

2. The exchange offer is subject to certain conditions set forth in the Prospectus in the section captioned “Exchange Offer; Registration Rights.”

3. The exchange offer will expire at 5:00 p.m., New York City time, on [ ], unless extended. Holders who wish to participate in the exchange offer must tender their Old Notes pursuant to the exchange offer on or prior to the expiration date. Tenders of Old Notes may be withdrawn at any time before the expiration date.

4. We will pay any transfer taxes incident to the transfer of your Old Notes, except as otherwise provided in the Instructions in the Letter of Transmittal.

      If you wish to have us tender some or all of your Old Notes, please instruct us by completing, executing and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

      You may withdraw tenders of Old Notes at any time prior to the expiration date. Any permitted withdrawal of Old Notes may not be rescinded, and any Old Notes properly withdrawn will be deemed not validly tendered for purposes of the exchange offer. Withdrawn Old Notes may, however, be re-tendered by again following one of the appropriate procedures described in the Prospectus at any time prior to the expiration date.

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INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

         The undersigned acknowledge(s) receipt of your letter and the enclosed material relating to the exchange offer with respect to the Old Notes.

      You are instructed to tender the Old Notes indicated below held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and accompanying Letter of Transmittal.

Principal Amount of Old Notes to be tendered: $

Account Number:

Date:

PLEASE SIGN HERE

Signature(s):

Please type or print name(s) here:

Address:

(Include Zip Code)

Area Code and Telephone Number:

Area Code and Fax Number:

Tax Identification or Social Security Number:

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